As filed with the Securities and Exchange Commission on September 4, 2003

                                File No. 70-10114

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-1/A
                    _________________________________________

                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ____________________________________________________

                                Trans-Elect, Inc.
                   Illinois Electric Transmission Company, LLC
                   Michigan Electric Transmission Company, LLC
                           1850 Centennial Park Drive
                                    Suite 480
                                Reston, VA 20191

      (Name of companies and top registered holding company parents filing this statement and addresses of principal executive offices)
       __________________________________________________________________

                                  Sharon Heaton
                                Trans-Elect, Inc.
                           1850 Centennial Park Drive
                                    Suite 480
                                Reston, VA 20191

                   (Name and addresses of agents for service)
                       __________________________________

      The Commission also is requested to send copies of any communications in connection with this matter to:

      Clifford M. Naeve
      Paul Silverman
      William C. Weeden
      Skadden, Arps, Slate, Meagher & Flom LLP
      1440 New York Avenue, NW
      Washington, D.C. 20005

                 Amendment to Application/Declaration Under the
                   Public Utility Holding Company Act of 1935

Trans-Elect, Inc., Illinois Electric Transmission Company, LLC, and Michigan Electric Transmission Company, LLC hereby amend their application-declaration filed in Securities and Exchange Commission File No. 70-10114 seeking authorization under the Public Utility Holding Company Act of 1935 to acquire the transmission facilities and related non-utility assets of Illinois Power Company and other authorizations necessitated by that transaction by withdrawing the application-declaration in its entirety.


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

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this Application-Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

                                 TRANS-ELECT, INC.

                                 By:      /s/ Sharon Heaton
                                          --------------------------------------
                                          Sharon Heaton
                                          Senior Vice President and Secretary


                                 ILLINOIS ELECTRIC TRANSMISSION
                                     COMPANY, LLC

                                 By:      Illinois Transco Holdings, Limited
                                          Partnership, its sole member

                                 By: Trans-Elect Illinois, LLC, its General Partner

                                 By:      Trans-Elect Inc., its sole member

                                 By:      /s/ Sharon Heaton
                                          --------------------------------------
                                          Sharon Heaton
                                          Senior Vice President and Secretary


                                 MICHIGAN ELECTRIC TRANSMISSION
                                     COMPANY, LLC

                                 By:      Michigan Transco Holdings, Limited
                                          Partnership, its sole member

                                 By: Trans-Elect Michigan, LLC, its General Partner

                                 By:      Trans-Elect Inc., its sole member

                                 By:      /s/ Sharon Heaton
                                          --------------------------------------
                                          Sharon Heaton
                                          Senior Vice President and Secretary

Date:  September 4, 2003